Exhibit 99.1

Symyx Technologies Reports Third Quarter 2006 Results

Santa Clara, CA, October 24, 2006 — Symyx Technologies, Inc. (Nasdaq: SMMX) today reported financial results for the third quarter and year-to-date periods ended September 30, 2006.

Comparison of selected financial results:

	Third quarter		Year-To-Date
	2006	2005	2006	2005
Revenue ($ millions)	$29.5	$31.7	$85.0	$77.3
GAAP diluted EPS(1)	$0.03	$0.17	$0.10	$0.23
Non-GAAP diluted EPS(2)	$0.15	$0.19	$0.34	$0.34

(1)             GAAP diluted EPS included charges for stock-based compensation expense of $0.06 for the third quarter and $0.14 year-to-date. The 2005 GAAP results pre-date the adoption of FAS 123R.

(2)             2006 Non-GAAP diluted EPS excluded the above referenced stock-based compensation expense and $0.06 of acquisition-related expenses for the third quarter and $0.10 year-to-date.  See “Reconciliation of Non-GAAP and GAAP Income” below.

Third Quarter Results

Revenue in the third quarter of 2006 was $29.5 million, including $13.7 million in service revenue largely from research collaborations and software consulting services, $6.9 million in product revenue from the sale of Symyx Tools, and $8.9 million of revenue from license fees and royalties, including license fees from Symyx Software and intellectual property licensing and royalties from Symyx discoveries.

By business area, this revenue includes $12.4 million from Collaborations, $8.1 million from Symyx Tools, $6.0 million from Symyx Software, $2.1 million from Symyx Sensors and $0.9 million from royalties and intellectual property licenses. Key differences from the third quarter 2005 include: a decrease in Symyx Tools revenue of $4.7 million, reflecting that the Company delivered a particularly high-value Tool to ExxonMobil in the third quarter last year; an increase in software revenue of $2.5 million, and an increase in Sensors revenue of $1.4 million reflecting a licensing payment for Symyx sensors.

Diluted earnings per share for the third quarter 2006 were $0.03 GAAP and $0.15 non-GAAP. The change in non-GAAP profitability from the third quarter 2005 is a reflection of increased headcount combined with a difference in relative profitability of the components of revenue in the respective periods.

Symyx ended the third quarter of 2006 with $140.5 million in cash, cash equivalents, and available-for-sale securities, compared with $168.6 million as of December 31, 2005. During the recently completed quarter, the Company applied $16.0 million in cash to complete purchases under the $30 million stock repurchase plan authorized by Symyx’s Board of Directors in April 2006, $13.5 million for a minority investment in Intermolecular, Inc., and $4.3 million for the previously announced acquisition of Autodose S.A.

Year-to-Date Results

Year-to-Date 2006 revenue was $85.0 million, including $42.1 million in service revenue largely from research collaborations and software consulting services, $17.3 million in product revenue from the sale of Symyx Tools, and $25.6 million of revenue from license fees and royalties, including license fees from Symyx Software and intellectual property licensing and royalties from Symyx discoveries.

By business area, this revenue includes $38.1 million from Collaborations, $20.5 million from Symyx Tools, $18.8 million from Symyx Software, $3.2 million from Symyx Sensors and $4.4 million from royalties and license of intellectual property. The largest driver of growth over the same period last year was an increase of $9.7 million in revenue from Symyx Software.

Symyx Fourth Quarter and Year 2006 Outlook

Symyx expects to recognize approximately $40 million in revenue in the fourth quarter to achieve total 2006 revenue of approximately $125 million. In addition to the $85.0 million of revenue recognized in the first nine months of the year, Symyx has approximately $33 million of revenue currently under contract that it expects to recognize during the fourth quarter, with the bulk of the non-committed revenue expected to come from the sale of Symyx Tools that are currently under advanced negotiations.

For the year, Symyx continues to forecast non-GAAP diluted earnings per share of $0.53-$0.55, and GAAP diluted earnings per share of $0.22-$0.24, reflecting approximately $0.20 per diluted share related to FAS 123R stock-based compensation expense and $0.12 per diluted share related to acquisition charges. The Company forecasts an effective tax rate of 48%, affected by the non-deductibility of the in-process research and development charge from the acquisition of Autodose and certain FAS 123R stock-based compensation expense.

For the fourth quarter of 2006, Symyx forecasts non-GAAP diluted earnings per share of $0.19-$0.21, and GAAP diluted earnings per share of $0.12-$0.14, incorporating charges of $0.02 per diluted share related to acquisitions and FAS 123R stock-based compensation expense of approximately $0.06 per diluted share.

Conference Call and Webcast

Steven Goldby, chairman and chief executive officer, and Jeryl Hilleman, executive vice president and chief financial officer, will host a webcast today at 11:00 am ET, 8:00 am PT, to discuss Symyx’s recent business and financial results and Symyx’s outlook, including future royalty potential and possible future business with ExxonMobil.  A question and answer session will follow immediately.  A live audio webcast of the event and slide show presentation will accompany management’s discussion and will be available through the investor section of the Symyx website at www.symyx.com. For audio only, the dial-in numbers are 800-479-9001 (domestic and Canada) and 719-457-2618 (international).  Interested parties may access a replay which will be available for approximately two weeks on Symyx’s website or by dialing 888-203-1112 (domestic and Canada) and 719-457-0820 (international), reservation 5050140.  The webcast and audio are open to all interested parties.

Non-GAAP Information

We have prepared non-GAAP data applicable to the reported financial periods to supplement Symyx’s results and forecasts determined under U.S. generally accepted accounting principles (GAAP). Symyx uses non-GAAP financial measures in analyzing financial results because the Company believes they are useful to investors and management in evaluating Symyx’s ongoing operational performance.  These financial measures facilitate making period-to-period comparisons exclusive of the impact of certain factors which might otherwise obscure the results of our core business when compared to our historical performance, including the adoption on January 1, 2006 of Financial Accounting Standards Board Statement No. 123R (FAS 123R) which requires the expensing of stock-based compensation programs, and the acquisitions of Autodose, IntelliChem and Synthematix.  Presentation of these non-GAAP and GAAP financial measures enables investors to evaluate Symyx’s performance under the same metrics that management and the Board of Directors use to evaluate Symyx’s performance.

Reconciliation of the non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and in the accompanying exhibits to, this press release. Non-GAAP amounts are not meant as a substitute for financial data determined under applicable GAAP, but are included solely for informational purposes. Symyx’s non-GAAP financial measures are not prepared in accordance with U.S. generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  Symyx’s non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About Symyx

Symyx Technologies, Inc. is dedicated to helping customers maximize the effectiveness and success of their research and development programs.  Symyx develops and applies high-throughput research technologies and research software for customers in the pharmaceutical, chemical, energy, electronics and other industries.  Symyx performs research for customers using proprietary technologies to discover new and innovative materials, sells automated high-throughput instrumentation and licenses software for use in customers’ own laboratories, and licenses discovered materials, sensors and intellectual property. Symyx has the largest portfolio of patents in the field of high-throughput materials discovery, with over 320 issued patents and 350 patent applications on file worldwide. Information about Symyx, including reports and other information filed by Symyx with the Securities and Exchange Commission, is available at www.symyx.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding: Symyx’s forecasts for revenue, earnings, the recognition of committed revenue for the fourth quarter and full year, future royalty potential and possible future business with ExxonMobil. These forward-looking statements involve risks, uncertainties and assumptions, including: (1) inaccurate assessment of future demand for Symyx’s offerings; (2) failure to execute under contracts in order to recognize committed revenue in a timely manner; (3) uncertainties relating to the pace, quality or number of discoveries of new materials; (4) the dependence on licensees to commercialize products successfully; (5) incorrect expectations regarding Symyx’s receipt of royalties; (6) uncertainties of patent protection and litigation; (7) future growth strategy, including impact of acquisitions, mergers or other changes in business strategy; (8) downturns in the chemical, energy, pharmaceutical, and electronics industries; (9)general economic conditions; (10) exposure to risks associated with export sales and operations; (11) natural disasters, power failures and other disasters; and (12) and other risks that are described from time to time in Symyx’s filings with the Securities and Exchange Commission, (including but not limited to Symyx’s 10-K for the year ended December 31, 2005 and 10-Q for the quarters ended March 31, 2006 and June 30, 2006). If any of these risks or uncertainties materializes or any of the assumptions proves incorrect, Symyx’s results could differ materially from Symyx’s expectations in these statements.  Symyx assumes no obligation, and does not intend to update these forward-looking statements.

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For More Information:

Jeryl L. Hilleman

Executive Vice President and Chief Financial Officer

Symyx Technologies, Inc.

(408) 773-4000

ir@symyx.com

or

Teresa J. Thuruthiyil

Vice President, Investor and Public Relations

Symyx Technologies, Inc.

(408) 773-4075

ir@symyx.com

SYMYX TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue:
Service revenue	$13,689	$14,518	$42,091	$41,348
Product sales	6,947	11,443	17,343	18,473
License fees and royalties	8,897	5,754	25,589	17,454
Total revenue	29,533	31,715	85,023	77,275

Operating expenses:
Cost of products sold	2,141	3,533	6,691	6,863
Research and development	15,687	12,934	47,191	36,916
Sales, general and administrative	8,511	6,619	25,164	19,215
Amortization of intangible assets arising from business combinations	1,151	919	3,225	2,471
Acquired in-process research and development	1,392	—	1,392	1,590
Total operating expenses	28,882	24,005	83,663	67,055

Income from operations	651	7,710	1,360	10,220

Interest and other income, net	1,875	1,172	5,635	2,847

Income before income tax expense	2,526	8,882	6,995	13,067

Income tax expense	1,481	2,964	3,521	5,061

Net income	$1,045	$5,918	$3,474	$8,006

Basic net income per share	$0.03	$0.18	$0.10	$0.24

Shares used in computing basic net income per share	32,832	32,970	33,300	32,715

Diluted net income per share	$0.03	$0.17	$0.10	$0.23

Shares used in computing diluted net income per share	33,704	34,868	34,361	34,489

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)	(Note 1)

Cash, cash equivalents and available-for-sale securities	$140,516	$168,625

Working capital	137,080	162,237

Property, plant and equipment, net	31,130	21,756

Long-term investment	13,500	—

Goodwill and other intangible assets, net	32,566	32,065

Total assets	244,379	241,412

Current liabilities	26,365	22,883

Noncurrent foreign deferred tax liabilities	883	—

Stockholders' equity	217,131	218,529

Note 1: The selected consolidated balance sheet information at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

SYMYX TECHNOLOGIES, INC.

Reconciliation of Non-GAAP and GAAP Income

(in thousands, except per share amounts)

(preliminary unaudited)

	Three Months Ended September 30,
	2006			2005
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS

Non-GAAP results (1)	$6,316	$5,075	$0.15	$9,015	$6,691	$0.19

FAS 123R adjustments
FAS 123R expense	(3,015)	(3,015)		—	—
Tax effect of FAS 123R expense	—	1,078		—	—
FAS 123R expense, net of tax	(3,015)	(1,937)	(0.06)	—	—	—

Acquisition-related adjustments
Revenue impact of deferred maintenance write-downs	(48)	(48)		(314)	(314)
Cost of products sold impact of inventory write-up	(59)	(59)		—	—
Acquired in-process research and development	(1,392)	(1,392)		—	—
Deferred compensation related to issuance of stock options in connection with acquisitions	—	—		(73)	(73)
Amortization of intangible assets arising from business combinations	(1,151)	(1,151)		(918)	(918)
Tax effect of above acquisition-related adjustments	—	557		—	532
Acquisition-related adjustments, net of tax	(2,650)	(2,093)	(0.06)	(1,305)	(773)	(0.02)

GAAP results	$651	$1,045	$0.03	$7,710	$5,918	$0.17

	Nine Months Ended September 30,
	2006			2005
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS

Non-GAAP results (1)	$13,870	$11,689	$0.34	$15,376	$11,618	$0.34

FAS 123R adjustments
FAS 123R expense	(7,705)	(7,705)		—	—
Tax effect of FAS 123R expense	—	2,814		—	—
FAS 123R expense, net of tax	(7,705)	(4,891)	(0.14)	—	—	—

Acquisition-related adjustments
Revenue impact of deferred maintenance write-downs	(129)	(129)		(817)	(817)
Cost of products sold impact of inventory write-up	(59)	(59)		—	—
Acquired in-process research and development	(1,392)	(1,392)		(1,590)	(1,590)
Deferred compensation related to issuance of stock options in connection with acquisitions	—	—		(278)	(278)
Amortization of intangible assets arising from business combinations	(3,225)	(3,225)		(2,471)	(2,471)
Tax effect of above acquisition-related adjustments	—	1,481		—	1,544
Acquisition-related adjustments, net of tax	(4,805)	(3,324)	(0.10)	(5,156)	(3,612)	(0.11)

GAAP results	$1,360	$3,474	$0.10	$10,220	$8,006	$0.23

(1) Non-GAAP results exclude FAS 123R expense and acquisition-related charges for the acquisitions of Autodose, IntelliChem and Synthematix.